Exhibit 99.1

Anthera Initiates CHABLIS-SC1 Phase 3 Clinical Study in Lupus with Blisibimod

HAYWARD, Calif., March 27, 2013 /PRNewswire via COMTEX News Network/ — Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH), a biopharmaceutical company developing drugs to treat serious diseases associated with inflammation and autoimmune disorders, today announced it has initiated the CHABLIS-SC1 Phase 3 study of blisibimod, a novel inhibitor of B-Cell Activating Factor (BAFF) for the treatment of systemic lupus erythematosus (lupus). Lupus is a chronic autoimmune disease, which often leads to severe skin rash, fatigue, joint pain and major organ complications.

The Phase 3 CHABLIS-SC1 study is a multicenter, placebo-controlled, randomized, double-blind study designed to evaluate the efficacy, safety, tolerability and immunogenicity of blisibimod in patients with clinically active SLE (SELENA-SLEDAI > 10) who have not achieved optimal resolution of their disease with corticosteroid use. The study will enroll patients from Latin America, Asia Pacific and Commonwealth of Independent States who will be randomized to receive blisibimod or placebo for 52 weeks after which they will have the option to receive blisibimod therapy in an open-label, long-term, follow-up safety study. The study will enroll approximately 400 patients and the primary endpoint will be a Systemic Lupus Erythematosus Response Index-8 (SRI-8). An SRI-8 responder is defined as a patient who has achieved a reduction in SELENA-SLEDAI equal to or greater than 8 points, and no new BILAG A or two B organ domain scores, and no increase in Physician’s Global Assessment (PGA) of greater than 0.3 on a three point scale. As part of the CHABLIS-SC1 clinical study an independent statistician will conduct interim analyses to validate key study assumptions.  A summary of these analyses will be published later in 2013.

The design of the CHABLIS-SC1 study is predicated on a prospective subgroup analysis conducted in the Phase 2b PEARL-SC study, which was reported in July 2012. In this analysis, a significant improvement in SRI-8 was observed in patients who received subcutaneous blisibimod (200mg QW) compared to those treated standard steroid therapy (N=95, 41.7% versus 10.4% respectively, p<0.001). This finding was corroborated by the separate analysis of SRI-8 responder rates conducted in the entire study population (N=547). The CHABLIS-SC1 study was reviewed by the US Food and Drug Administration as part of an “End of Phase 2” meeting in September 2012.

“The initiation of the CHABLIS-SC1 study marks a critical milestone for Anthera. The insight from our Phase 2b clinical study supports our belief that blisibimod may be a highly effective treatment option for the more severely ill lupus patients compared to currently available therapeutics,” said Colin Hislop, MD, Anthera’s Chief Medical Officer. “We are excited to advance blisibimod’s development. Today we have taken another step towards making a much needed treatment available for this unpredictable and devastating disease.”

About B-Cell Activating Factor (BAFF) and blisibimod

BAFF has been associated with a wide range of B-cell-mediated autoimmune diseases, including systemic lupus erythematosus, IgA nephropathy, lupus nephritis, rheumatoid arthritis, multiple sclerosis, Sjogren’s Syndrome, Graves’ Disease and others. Multiple clinical studies with other BAFF antagonists recently have reported on the potential positive role on BAFF inhibitors in treating lupus and rheumatoid arthritis with concomitant decreases in B-cells, plasma cells and autoantibodies. Anthera is advancing its development of blisibimod, a broad inhibitor of BAFF, to expand its potential clinical utility in autoimmune diseases. Blisibimod is a novel protein compromised of high-affinity BAFF binding domains fused to a human Fc domain, called a peptibody and is distinct from an antibody. Anthera owns worldwide rights to blisibimod in all potential indications.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation and autoimmune disorders.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera’s public filings with the SEC, including Anthera’s Annual Report on Form 10-K for the year ended December 31, 2012.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Bianca Nery of Anthera Pharmaceuticals, Inc., bnery@anthera.com or 510.856.5586.